Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 8-K of Genesis Energy, L.P. of our report dated March 31, 2017, relating to the combined financial statements of Alkali Chemicals Business (A Business of Tronox Limited) as of and for the three months ended March 31, 2015 and to incorporation by reference in the Registration Statement No. 333-203249 on Form S-3.

/s/ RSM US LLP

Stamford, Connecticut

August 3, 2017